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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment No. 12 to the Registration Statement of the Group VEL Account of Allmerica Financial Life Insurance and Annuity Company on Form S-6 of our report dated February 2, 1999, except for paragraph 2 of Note 12, which is as of March 19, 1999, relating to the financial statements of Allmerica Financial Life Insurance and Annuity Company, and our report dated March 26, 1999, relating to the financial statements of the Group VEL Account of Allmerica Financial Life Insurance and Annuity Company, both of which appear in such Prospectus. We also consent to the reference to us under the heading "Independent Accountants" in such Prospectus.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
December 3, 1999